Exhibit 3.2

AMENDMENT NO. 1
TO
AMENDED AND RESTATED BY-LAWS
OF
MAGNUM HUNTER RESOURCES, INC.

     Effective as of April 5, 2005, the Amended and Restated By-laws dated June 29, 2004 (the “Bylaws”) of Magnum Hunter Resources, Inc., a Nevada corporation (the “Corporation”), are amended in the following respects:

     1.      Section 4 of Article II of the Bylaws is hereby amended and restated to read in its entirety as follows:

     “4.    NOTICE OF MEETING.

     Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books of the corporation, with postage thereon pre-paid.”

     2.      Section 5 of Article II of the Corporation’s Bylaws is hereby amended and restated to read in its entirety as follows:

     “5.    CLOSING OF TRANSFER BOOKS OR FIXING OR RECORD DATE.

     For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the directors of the corporation shall fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.”

     The undersigned Secretary of the Corporation hereby certifies that the foregoing amendments to the Corporation’s By-laws were duly adopted by the Board of Directors of the Corporation as of April 5, 2005, effective as of such date.

MAGNUM HUNTER RESOURCES, INC.
By:	/s/ Morgan Johnston
Morgan Johnston, Senior Vice President, General Counsel
and Secretary